Exhibit 99.1

WhiteFiber and Nscale Announce 10-Year, 40 MW Colocation Agreement Representing Approximately $865 Million in Total Contract Value at NC-1 AI Data Center Campus

NEW YORK, December 18, 2025 – WhiteFiber, Inc. (Nasdaq: WYFI) (“WhiteFiber” or the “Company”), a next-generation data center and colocation provider purpose-built for artificial intelligence (AI) and high-performance computing (HPC), today announced its subsidiary, Enovum Data Centers Corp., has executed a long-term colocation agreement with Nscale Global Holdings (“Nscale”), an AI infrastructure and cloud services provider serving enterprise and public sector customers.

The agreement secures the first 40 megawatt delivery of critical IT load at WhiteFiber’s flagship NC-1 data center campus in Madison, North Carolina. The contract represents approximately $865 million in contracted revenue over the initial 10-year term, including contractual annual rate escalators and required non-recurring installation services, but excluding electricity and certain other costs passed through to the customer. Nscale is deploying this capacity to power the AI infrastructure of leading, global investment grade technology customers.

WhiteFiber is in advanced discussions with several leading lenders, and anticipates multiple institutional financing options that address both immediate NC-1 construction requirements and broader growth objectives. The contemplated construction facility is expected to feature an accordion or similar structure, enabling access to additional capital and financial agility to support new opportunities both at NC-1 and across WhiteFiber’s broader development portfolio. To date, WhiteFiber has invested approximately $150 million of equity into the site, significantly de-risking the debt financing. The Company expects to formalize a credit facility in early Q1 2026 and expects to achieve financing terms at an attractive spread to yield on cost. WhiteFiber is actively evaluating potential investment-grade credit enhancement structures in connection with this deployment. If implemented, such arrangements are expected to support debt financing on attractive terms.

“WhiteFiber has taken a prudent and cautious approach to client selection. We took our time, reviewing multiple offers before selecting Nscale, a partner with a proven track record of hyperscaler deployments,” said Sam Tabar, CEO of WhiteFiber. “This agreement validates our strategy to engineer NC-1 to meet hyperscaler specifications and support the most advanced AI workloads. We look forward to working closely with Nscale as we plan for the potential expansion of this deployment toward double its initial size by the end of 2027.”

“This partnership demonstrates the effectiveness of our retrofit model and how WhiteFiber can meet the exacting standards of leading AI providers with hyperscaler requirements on an accelerated timeline,” said Billy Krasskopoulos, President of WhiteFiber. “We take a customer-first approach to every engagement, ensuring our partners can deploy at scale with speed and confidence. Having secured our anchor tenant for NC-1 positions us to unlock additional development sites in our pipeline.”

Key Terms of the Agreement

●	Capacity: 40 MW of critical IT load, deployed in two 20 MW phases.

●	Term: 10 years with 3 percent annual rate escalators on recurring service fees

●	Total Contract Value: Approximately $865 million, inclusive of contractual annual rate escalators and non-recurring installation and build-related charges.

●	Structure: Modified-gross colocation lease with expense passthrough and milestone-based installation payments. In addition to the rent, the customer pays PUE, electricity and pro rata property taxes.

●	Ready-for-Service: Billing for the first 20 MW targeted to commence April 30, 2026, with the remaining 20 MW targeted to commence May 30, 2026

●	Facility Design: Tier 3-equivalent, ultra-high-density, engineered to support up to 150 kW per cabinet with fully redundant power distribution and N+1 cooling; targeted average PUE of 1.3 or better

●	Power Infrastructure: Supported by a 99 MW capacity agreement with Duke Energy, and management believes the site may support up to 200 MW of total electrical supply over time, subject to infrastructure upgrades and other conditions

●	Additional Capacity: Nscale will receive priority notification of future capacity availability at NC-1 before such capacity is marketed to other customers.

●	Development Outlook: NC-1 anchors WhiteFiber’s U.S. colocation platform, and the commercial demand catalyzed through this agreement is already shaping our next sites. WhiteFiber is advancing additional campuses for second-half 2026 and 2027 delivery to support established customer interest

About WhiteFiber, Inc.

WhiteFiber is a provider of artificial intelligence (“AI”) infrastructure solutions. WhiteFiber owns high-performance computing data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads. For more information, visit www.whitefiber.com. Follow us on LinkedIn and X @WhiteFiber.

About Nscale

Nscale is a European headquartered global hyperscaler engineered for sovereign-grade AI infrastructure, delivering compute to the generative AI market at scale. Through its fully vertically integrated suite of AI solutions and GW+ greenfield data centres across Europe and North America, Nscale enables customers to run efficient and scalable AI training, fine-tuning, and inferencing workloads.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of applicable securities laws. Such statements include, but are not limited to, statements about our ability to capture demand in the market, prospective customer demand, the timing for completion of our NC-1 facility. These statements are based on current expectations and involve risks and uncertainties that may cause actual results to differ materially. These statements may be identified by words such as “will likely result,” “are expected to,” “will continue,” “will allow us to” “is anticipated,” “estimated,” “expected”, “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. WhiteFiber undertakes no obligation to update any forward-looking statements except as required by law. All forward-looking statements speak only as of the date of this press release.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements contained herein are reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of new information, future developments or otherwise occurring after the date of this communication.

Contacts for WhiteFiber

Investor Contact: IR@whitefiber.com

Media Contact: joanne@jam-comms.com

Contacts for Nscale

Media Contact: press@nscale.com

Investor Contact: IR@nscale.com